EXHIBIT 99.1


30 DC ANNOUNCES 800+ MAGCAST DIGITAL PUBLISHING PLATFORM USER SIGN-UPS

MAGCAST  DISRUPTING   TRADITIONAL   MAGAZINE  PARADIGM  BY  ALLOWING  ANYONE  AN
OPPORTUNITY TO PUBLISH ON APPLE NEWSSTAND

New York, NY, July 11, 2012 - Today 30 DC, Inc., (Pink Sheets: TDCH), founder of the online Internet marketing course THE CHALLENGE, announced that it has received more than 800 user signups for its MagCast digital publishing platform. 30 DC's management believes that the number of users is significant relative to the approximately 3,600 total magazine titles currently available on Apple Newsstand, which are typically household names, such as, the New York Times, Vanity Fair, and Cycling Plus.

Since Apple launched iOS 5 last fall with Newsstand becoming a standard feature, large publishers like Conde Naste, and Future Publishing experienced phenomenal subscription growth rates of 268%, and 750% in digital magazine subscriptions within the first few weeks of entering Newsstand.

We are thrilled with the overwhelming response to the MagCast product launch and believe in large measure this is due to the opportunity MagCast offers to anyone, no matter their technical ability or publishing background, to create a product and offer it for sale on Apple Newsstand. For the first time, niche content creators worldwide who desire to participate in the booming Newsstand marketplace have a turnkey solution that is cost effective.

In addition, all MagCast users get three months free access to the Immediate Edge, one of the longest running Internet marketing membership programs on the web. Members receive continuous education on building their business, covering everything from how to design a magazine template, to identifying a potentially lucrative niche, content creation strategies, and traffic generation techniques to maximize profits.

30 DC management believes that MagCast most significant value added benefit, is access to executive training modules from some of the world's top Internet marketers which take MagCast users throughout the entire process, beginning with creating a publication from scratch, through publication on Newsstand. Ultimately, helping users create magazines that not only contain quality content and an attractive interface, but that adhere to Newsstand's editorial requirements necessary for publication approval by Apple.

Our goal is to become a dominant digital publishing solution for the masses. We are working closely with and encouraging our MagCast users to develop their magazines and bring them onto the Newsstand marketplace in an efficient and timely manner. 30 DC anticipates a large number of MagCast produced magazines hitting Apple Newsstand within the next few weeks. Accordingly, we have chosen to temporarily restrict new MagCast user sign up so we can focus our attention in aiding current users as they prepare their magazines for publication.

According to 30DC management team, the results prove that there is a substantial market for small publishers worldwide that wish to provide niche content to satisfy a voracious appetite for reading and information by iPad and iPhone owners. Examples of new MagCast publishers recently launching magazines on Newsstand are GOOD LIGHT MAGAZINE, which published its first issue in just under two weeks from purchasing MagCast, GYPSY JAZZ GUITAR SECRETS MAGAZINE, as well as GREAT BUSINESS PROJECT MAGAZINE, which on the day of its launch, July 5th, became the #6 Most Downloaded App and #7 Top Grossing magazine in the business and investing section of Newsstand. In addition, five MagCast produced Magazines were recently featured in the US iTunes "What's Hot" section, including:

DM MAGAZINE
DRUM LESSON ACADEMY MAGAZINE
GO SOCIAL FILMS MAGAZINE
GUITAR SKILLS MAGAZINE
HAPPY TO SURVIVE MAGAZINE

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These  are  examples  of the  exciting  power  generated  by  combining  MagCast publishing capabilities with the market reach of Newsstand and illustrate that with motivation, content, and audience base, a magazine can be published in as little as two weeks and gain popularity very quickly.

30 DC is planning to re-launch MagCast in the near future and is reviewing MagCast's pricing structure to reflect the evolving digital publishing market. 30 DC, CEO, Edward Dale, stated, "Our MagCast platform offers features that is simply untouched in the magazine industry. We offer a technology that is affordable, easy to use and produces stunning results".

MagCast is a collaboration of 30DC and Netbloo Media Ltd., who jointly developed the concept and design of the platform. More information about the MagCast publishing platform can be found at www.magcast.co.

ABOUT 30DC, INC. (http://www.30dcinc.com)

30DC, Inc. was created in 2005 by Edward Dale to build, acquire and manage international web-based sales and marketing companies. 30DC offers the Challenge (formerly the 30 Day Challenge) -- a free module-based training program designed for individuals to learn about internet marketing at their own pace and also for anyone looking to make money online, including novices which can be accessed online at www.challenge.co. To date the education program has schooled more than 175,000 individuals, and currently has approximately 100,000 active online members. 30DC also offers the Immediate Edge -- a membership program designed for hardcore Internet marketers to stay up-to-date with the latest industry trends on Internet Marketing and learn the most innovative ways of making money online. The Immediate Edge offers a blog, courses, training, newsletters, a library, tools, and a private forum; more information can be found at www.immediateedge.com

ABOUT NETBLOO MEDIA LTD (http://www.marketpromax.com)

Netbloo Media Ltd is a Digital Marketing agency based in Asia Pacific with clients around the world. Netbloo Media Ltd helps online startups as well as big corporate players by providing custom Digital Marketing solutions including product Launch consulting, mobile Apps development, targeted web applications and media campaigns. Netbloo Media Ltd is responsible for some of the most "game changing" products including, Market Pro Max and The MagCast Publishing Platform.

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materiall y from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For additional:
Ted Greenberg CFO 30DC, Inc.
Phone: 917-670-6678
E-mail: ted.greenberg@30dcinc.com or
visit http://www.30dcinc.com

Source: 30DC, Inc.




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